Exhibit 99.2

Management’s Discussion and Analysis of Financial Condition and Results of Operations

In compliance with Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the consolidated statements of earnings have been revised from those originally reported for the years ended December 31, 2004, 2003 and 2002 in the Company’s Annual Report on Form 10-K for year ended December 31, 2004 to reflect separately the results of discontinued operations for properties sold or classified as held for sale during the quarter ended March 31, 2005. The revision had no impact on the consolidated balance sheets, statements of stockholders’ equity or statements of cash flows. The revisions had no impact on net earnings or net earnings per share for the years ended December 31, 2004, 2003 and 2002. Instead, they present the revenues and expenses relating to properties sold or held for sale as a single line item titled “earnings from discontinued operations,” rather than presenting the revenues and expenses along with the Company’s other earnings from continuing operations.

This information contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements generally are characterized by the use of terms such as “believe,” “expect” and “may.” The terms “Registrant” or “Company” refer to Commercial Net Lease Realty, Inc. and its majority owned and controlled subsidiaries. These subsidiaries include the wholly-owned qualified real estate investment trust (“REIT”) subsidiaries of Commercial Net Lease Realty, Inc., as well as the taxable REIT subsidiary (“TRS”) Commercial Net Lease Realty Services, Inc. and its majority owned and controlled subsidiaries (collectively, “Services”).

Although management believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, the Company’s actual results could differ materially from those set forth in the forward-looking statements. Certain factors that might cause a difference include the following:

•	the ability of tenants to make payments under their respective leases, including the Company’s reliance on certain major tenants and the ability of the Company to re-lease properties that are currently vacant or that become vacant;

•	the ability of the Company to locate suitable tenants for its properties; changes in real estate market conditions; changes in general economic conditions;

•	the ability of the Company to repay debt financing obligations;

•	the ability of the Company to refinance amounts outstanding under its credit facilities at maturity on terms favorable to the Company;

•	continued availability of proceeds from the Company’s debt or equity capital;

•	the ability of the Company to maintain internal controls and processes to ensure all transactions are accounted for properly, all relevant disclosures and filings are timely made in accordance with all rules and regulations, and any potential fraud or embezzlement is thwarted or detected;

•	the availability of other debt and equity financing alternatives; market conditions affecting the Company’s equity capital;

•	ability to sell properties at an attractive return;

•	changes in interest rates under the Company’s current credit facilities and under any additional variable rate debt arrangements that the Company may enter into in the future;

•	the ability of the Company to be in compliance with certain debt covenants; the inherent risks associated with owning real estate (including: local real estate market conditions, governing laws and regulations and illiquidity of real estate investments);

•	the ability of the Company to integrate office properties into existing operations that historically have been primarily focused on retail properties;

•	the loss of any member of the Company’s management team;

•	the ability of the Company to successfully implement its selective acquisition strategy or fully realize the anticipated benefits of renovation or development projects;

•	the ability of the Company to integrate acquired properties and operations into existing operations;

•	recent changes in tax legislation provide favorable treatment for dividends for regular companies, but not generally dividends from real estate investment trusts; and

•	the ability of the Company to qualify as a real estate investment trust for federal income tax purposes.

Given these uncertainties, readers are cautioned not to place undue reliance on such statements. Management of the Company currently knows of no trends that will have a material adverse effect on its liquidity, capital resources or results of operations.

Overview

Commercial Net Lease Realty, Inc., a Maryland corporation, is a fully integrated REIT formed in 1984. All prior period comparable consolidated financial statements have been derived from the audited consolidated financial statements and have been restated to include the consolidated financial information of Services. Effective January 1, 2004, Services is included in the consolidated financial statements due to the Company’s implementation of Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities,” as amended (“FIN 46R”). The Company holds a 98.7 percent, non-controlling interest in Services and is entitled to receive 98.7 percent of the dividends paid by Services. James M. Seneff, Jr., a director of the Company, Kevin B. Habicht, an officer and director of the Company, and Gary M. Ralston, a former officer and director of the Company, collectively own the remaining 1.3 percent interest, which is 100 percent of the voting interest in Services. Effective January 1, 2005, the Company acquired the remaining 1.3 percent voting interest in Services increasing the Company’s ownership in Services to 100 percent.

The Company’s operations are divided into two primary business segments: real estate held for investment, including structured finance investments, and real estate held for sale. The real estate held for investment (the “Investment Properties”) and structured finance investments (included in mortgages and notes receivable on the balance sheet), are operated through Commercial Net Lease Realty, Inc. and its wholly owned qualified REIT subsidiaries. The Company, directly and indirectly, through investment interests, acquires, owns, invests in, manages and develops primarily single-tenant retail properties that are generally leased to established tenants under long-term commercial net leases. As of December 31, 2004, the Company owned 362 Investment Properties, with an aggregate gross leaseable area of 8,542,000 square feet, located in 38 states and leased to established tenants, including Academy, Barnes & Noble, Best Buy, Borders, CVS, Eckerd, OfficeMax, The Sports Authority, United Rentals and the United States of America. In addition to the Investment Properties, as of December 31, 2004, the Company had $29,390,000 in structured finance investments. The real estate held for sale is operated through Services. Services, directly and indirectly, through investment interests, acquires and develops real estate primarily for the purpose of selling the real estate to purchasers who are looking for replacement like-kind exchange property or to other purchasers with different investment objectives. As of December 31, 2004, Services owned 21 properties that were held for sale (“Inventory Properties”).

The Company’s management team focuses on certain key indicators to evaluate the financial condition and operating performance of the Company. The key indicators for the Company include items such as: the composition of the Company’s portfolio of Investment Properties and structured finance investments (such as tenant, geographic and industry classification diversification); the occupancy rate of the Company’s portfolio of Investment Properties; certain financial performance ratios and profitability measures; and industry trends and performance compared to that of the Company; and returns the Company receives on its invested capital in Services.

Liquidity

General. Historically, the Company’s demand for funds has been primarily for (i) payment of operating expenses and dividends, (ii) property acquisitions, structured finance investments, capital expenditures and development, either directly or through investment interests, (iii) payment of principal and interest on its outstanding indebtedness and (iv) other investments.

Contractual Obligations and Commercial Commitments. The information in the following table summarizes the Company’s contractual obligations and commercial commitments outstanding as of December 31, 2004. The table presents principal cash flows by year-end of the expected maturity for debt obligations and commercial commitments outstanding as of December 31, 2004. As the table incorporates only those exposures that exist as of December 31, 2004, it does not consider those exposures or positions which may arise after that date.

	Expected Maturity Date
	(dollars in thousands)
	Total	2005	2006	2007	2008	2009	Thereafter

Long-term debt(1)	$521,109	$4,070	$40,276	$8,776	$101,156	$964	$365,867
Operating lease	13,095	1,165	1,200	1,236	1,273	1,311	6,910

Total contractual cash obligations(2)	$534,204	$5,235	$41,476	$10,012	$102,429	$2,275	$372,777

(1)	Includes amounts outstanding under the revolving credit facility, mortgages and notes payable and financing lease obligation and excludes unamortized note discounts and unamortized interest rate hedge gain. Excludes $4,334,000 of accrued interest payable due in 2005.
(2)	As of December 31, 2004, the Company does not have any other contractual cash obligations, such as purchase obligations, financing lease obligations or other long-term liabilities other than those reflected in the table. In addition to items reflected in the table, the Company has two series of preferred stock with cumulative preferential cash distributions (see “Liquidity – Dividends”).

Management anticipates satisfying these obligations with a combination of the Company’s current capital resources, cash on hand, its revolving credit facility and debt or equity financings.

In addition to the contractual obligations outlined in the above table, in connection with its acquisition of two office buildings and a related parking garage located in the Washington, D.C. metropolitan area (“DC Office Properties”) in August 2003, the Company has agreed to fund $27,322,000 for building and tenant improvements, of which $23,850,000 had been funded as of December 31, 2004. The Company anticipates funding the additional costs from borrowings under the Company’s revolving credit facility, which is anticipated to be substantially complete by June 30, 2005.

In connection with the development of seven Inventory Properties by Services, the Company has agreed to fund construction commitments of $26,409,000, of which $12,248,000 has been funded as of December 31, 2004. The Company anticipates funding the additional costs from borrowings under the Company’s revolving credit facility.

The Company has also guaranteed 41.67 percent of a $15,500,000 promissory note on behalf of an unconsolidated affiliate. The maximum obligation to the Company is $6,458,000 plus interest, and the guarantee shall continue through the loan maturity, which was extended from the original maturity of November 2004 to May 2005. In the event the Company is required to perform under this guarantee, the Company would potentially use proceeds from its revolving credit facility.

Many of the Investment Properties are recently constructed and are generally net leased, therefore management anticipates that capital demands to meet obligations with respect to these Properties will be modest for the foreseeable future and can be met with funds from operations and working capital. The leases typically provide that the tenant bears responsibility for substantially all property costs and expenses associated with ongoing maintenance and operation, including utilities, property taxes and insurance. In addition, the Company’s leases generally provide that the tenant is responsible for roof and structural repairs. Certain of the Company’s Investment Properties, including the DC Office Properties, are subject to leases under which the Company retains responsibility for certain costs and expenses associated with the Investment Property. Management anticipates the costs associated with the Company’s vacant Investment Properties or those Investment Properties that become vacant will also be met with funds from operations and working capital. The Company may be required to borrow under the Company’s revolving credit facility or use other sources of capital in the event of unforeseen significant capital expenditures.

The lost revenues and increased property expenses resulting from the rejection by any bankrupt tenant of any of their respective leases with the Company could have a material adverse effect on the liquidity and results of operations of the Company if the Company is unable to re-lease the Investment Properties at comparable rental rates and in a timely manner. As of January 31, 2005, the Company owns 10 vacant, unleased Investment Properties, which account for approximately three percent of the total gross leaseable area of the Company’s portfolio of Investment Properties.

Dividends. The Company has made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. The Company generally will not be subject to federal income tax on income that it distributes to its stockholders, providing it distributes at least 90 percent of its REIT taxable income and meets certain other requirements for qualifying as a REIT. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax on its taxable income at regular corporate rates and will not be permitted to qualify for treatment as a REIT for federal income tax purposes for four years following the year during which qualification is lost. Such an event could materially affect the Company’s income and its ability to pay dividends. However, the Company believes that it was organized and operated in such a manner as to qualify for treatment as a REIT for the years ended December 31, 2004, 2003 and 2002, and intends to continue to operate the Company so as to remain qualified as a REIT for federal income tax purposes.

One of the Company’s primary objectives, consistent with its policy of retaining sufficient cash for reserves and working capital purposes and maintaining its status as a REIT, is to distribute a substantial portion of its funds available from operations to its stockholders in the form of dividends. During the years ended December 31, 2004, 2003 and 2002, the Company declared and paid dividends to its common stockholders of $66,272,000, $55,473,000 and $51,178,000 respectively, or $1.29, $1.28 and $1.27 per share, respectively, of common stock.

The following presents the characterizations for tax purposes of such common stock dividends for the years ended December 31:

	2004	2003	2002

Ordinary income	70.99%	75.71%	92.41%
Capital gain	3.13%	-	0.47%
Qualified 5-year Gain	-	0.37%	-
Unrecaptured Section 1250 gain	3.21%	2.88%	0.41%
Nontaxable distributions	22.67%	21.04%	6.71%

	100.00%	100.00%	100.00%

In February 2005, the Company paid dividends to its common stockholders of $16,925,000, or $0.325 per share of stock.

Holders of the 9% Non-Voting Series A Preferred Stock (the “Series A Preferred Stock”) are entitled to receive, when and as authorized by the board of directors, cumulative preferential cash distributions at the rate of nine percent of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.25 per share). For the years ended December 31, 2004, 2003 and 2002, the Company declared and paid dividends to its Series A Preferred Stock stockholders of $4,008,000, $4,008,000 and $4,010,000, respectively, or $2.25 per share of stock.

In February 2005, the Company declared dividends of $1,002,000 or $0.5625 per share of Series A Preferred Stock, payable in March 2005.

Holders of the 6.70% Non-Voting Series B Preferred Cumulative Convertible Perpetual Preferred Stock (the “Series B Convertible Preferred Stock”), issued during 2003, are entitled to receive, when and as authorized by the board of directors, cumulative preferential cash distributions at the rate of 6.70 percent of the $2,500.00 liquidation preference per annum (equivalent to a fixed annual amount of $167.50 per share). For the years ended December 31, 2004 and 2003, the Company declared and paid dividends to its Series B Convertible Preferred Stock stockholders of $1,675,000 and $502,000, respectively, or $167.50 and $50.25 per share of stock.

In February 2005, the Company declared dividends of $419,000 or $41.875 per share of Series B Convertible Preferred Stock, payable in March 2005.

Property Environmental Considerations. The Company may acquire a property whose environmental site assessment indicates that a contamination or potential contamination exists, subject to a determination of the level of risk and potential cost of remediation. Investments in real property create a potential for environmental liability on the part of the owner of such property from the presence or discharge of hazardous substances on the property. It is the Company’s policy, as a part of its acquisition due diligence process, generally to obtain a Phase I environmental site assessment for each property and, where warranted, a Phase II environmental site assessment. In such cases that the Company intends to acquire real estate where contamination or potential contamination exists, the Company generally requires the seller and/or tenant to (i) remediate the problem prior to the Company’s acquiring the property, (ii) indemnify the Company for environmental liabilities or (iii) agree to other arrangements deemed appropriate by the Company to address environmental conditions at the property. Phase I assessments involve site reconnaissance and review of regulatory files identifying potential areas of concern, whereas Phase II assessments involve some degree of soil and/or groundwater testing. The Company has 12 Investment Properties currently under some level of environmental remediation. In general, the seller or the tenant is contractually responsible for the cost of the environmental remediation for each of these Investment Properties.

Capital Resources

Generally, cash needs for property acquisitions, structured finance investments, capital expenditures, development and other investments have been funded by equity and debt offerings, bank borrowings, the sale of properties and, to a lesser extent, from internally generated funds. Cash needs for other items have been met from operations. Potential future sources of capital include proceeds from the public or private offering of the Company’s debt or equity securities, secured or unsecured borrowings from banks or other lenders, proceeds from the sale of properties, as well as undistributed funds from operations. For the years ended December 31, 2004, 2003, and 2002, the company generated $74,792,000, $48,531,000 and $111,589,000 respectively, of net cash from operating activities. The change in cash provided by operations for the years ended December 31, 2004, 2003 and 2002, is primarily the result of changes in revenues and expenses as discussed in “Results of Operations.” Cash generated from operations could be expected to fluctuate in the future.

Indebtedness. The Company expects to use indebtedness primarily for property acquisitions and development of single-tenant retail and office properties, either directly or through investment interests and structured finance investments.

In May 2003, the Company entered into an amended and restated loan agreement for a $225,000,000 revolving credit facility (the “Credit Facility”) which amended the Company’s existing loan agreement by

(i) increasing the borrowing capacity to $225,000,000 from $200,000,000, (ii) lowering the interest rates of the tiered rate structure from a maximum of 150 points above LIBOR to a maximum rate of 135 basis points above LIBOR (based upon the debt rating of the Company, the current interest rate is 100 basis points above LIBOR), (iii) requiring the Company to pay a commitment fee based on a tiered rate structure to a maximum of 30 basis points per annum (based upon the debt rating of the Company), (iv) providing for a competitive bid option for up to 50 percent of the facility amount, (v) extending the expiration date to May 9, 2006 and (vi) amending certain of the financial covenants of the Company. The principal balance is due in full upon expiration of the Credit Facility in May 2006, which the Company may request to be extended for an additional 12-month period with the consent of the lender. As of December 31, 2004, $17,900,000 was outstanding and approximately $207,100,000 was available for future borrowings under the Credit Facility, excluding undrawn letters of credit.

In accordance with the terms of the Credit Facility, the Company is required to meet certain restrictive financial covenants, which, among other things, require the Company to maintain certain (i) maximum leverage ratios, (ii) debt service coverage and (iii) cash flow coverage. At December 31, 2004, the Company was in compliance with those covenants. In the event that the Company violates any of the certain restrictive financial covenants, its access to the debt or equity markets may become impaired.

In November 2003, the Company entered into a long-term, fixed rate interest-only loan for $95,000,000. The loan bears interest at a rate of 5.42% per annum with monthly interest payments of $435,000 and the principal balance due in November 2013. Proceeds from the loan were used to pay down outstanding indebtedness of the Company’s Credit Facility. The loan is secured by a first mortgage lien on the DC Office Properties. As of December 31, 2004, the outstanding principal balance was $95,000,000, and the aggregate carrying value of these properties totaled $155,601,000.

In January 1996, the Company entered into a long-term, fixed rate loan for $39,450,000. The loan bears interest at a rate of 7.435% per annum and provides for a ten-year term with monthly principal and interest payments of $330,000 and the balance due in February 2006. The loan is secured by a first mortgage lien on certain of the Company’s Investment Properties. As of December 31, 2004, the outstanding principal balance was $22,466,000, and the aggregate carrying value of these Investment Properties totaled $58,049,000.

In February 2004, the Company increased its ownership in Net Lease Institutional Realty, L.P. to 100 percent (see Capital Resources – Investments in Unconsolidated Affiliates). In October 1997, the partnership entered into a long-term, fixed rated loan for $12,000,000. The loan bears interest at a rate of 7.37% per annum with monthly principal and interest payments of $103,000 and the principal balance due in September 2007. The loan is secured by a first mortgage lien on certain of the partnership’s properties. As of December 31, 2004, the outstanding principal balance was $8,606,000, and the aggregate carrying value of these Investment Properties totaled $28,893,000.

In June 2002, the Company entered into a long-term, fixed rate loan for $21,000,000. The loan bears interest at a rate of 6.9% per annum and provides for a 10-year term, with monthly principal and interest payments of $138,000 and the balance due in July 2012. Proceeds from the loan were used to pay down outstanding indebtedness of the Company’s Credit Facility. The loan is secured by a first mortgage lien on five of the Company’s Investment Properties. As of December 31, 2004, the outstanding principal balance was $20,508,000, and the aggregate carrying value of these Investment Properties totaled $27,111,000.

In February 2004, the Company acquired an Investment Property subject to a mortgage securing a loan for $6,952,000. The loan bears interest at a rate of 6.90% per annum with monthly principal and interest payments of $68,000 and the balance due in January 2016. As of December 31, 2004, the aggregate carrying value of this Investment Property was $12,358,000. The outstanding principal balance as of December 31, 2004, was $6,665,000.

The Company has acquired four Investment Properties subject to mortgages securing loans in the aggregate original principal balance of $7,214,000 (collectively the “Mortgages”) with the maturities between December 2007 and December 2009. In December 2004, the Company sold one of the properties and the related mortgage was simultaneously paid, which accounted for $2,455,000 of the original principal balance. The remaining Mortgages bear interest at a weighted average rate of 8.45% per annum and have a weighted average remaining maturity of 2.4 years, with an aggregate monthly payment of principal and interest of $60,000. In addition to the Mortgages, the company has letters of credit that also secure two of the loans, which collectively total $2,426,000. As of December 31, 2004, the outstanding principal balances secured by the Mortgages totaled $2,189,000, and the aggregate carrying value of the three Investment Properties and letters of credit totaled $10,751,000.

In July 2002, Services entered into a long-term, fixed rate loan for $2,340,000. The loan bore interest at a rate of 7.42% per annum with monthly principal and interest payments of $18,000 and the principal balance due in July 2012. The loan was secured by a first mortgage lien on one of Services’ properties. In August 2004, the Company disposed of the property, at which time the buyer assumed the loan.

Payments of principal on the mortgage debt and on advances outstanding under the Credit Facility are expected to be met from borrowings under the Credit Facility, proceeds from public or private offerings of the Company’s debt or equity securities, the Company’s secured or unsecured borrowings from banks or other lenders or proceeds from the sale of one or more of its properties.

Debt and Equity Securities. The Company has used, and expects to use in the future, issuances of debt and equity securities primarily to pay down its outstanding indebtedness and to finance investment acquisitions. The Company has maintained investment grade debt ratings from Standard and Poor’s, Moody’s Investor Service and Fitch IBCA on its senior, unsecured debt since 1998. In May 2003, the Company filed a shelf registration statement with the Securities and Exchange Commission, which permits the issuance by the Company of up to $600,000,000 in debt and equity securities; as of December 31, 2004, the Company had $259,167,000 available for issuance under this shelf registration statement.

The Company filed a prospectus supplement to its shelf registration for each issuance of notes outlined in the table below (dollars in thousands).

							Commencement
				Discounted			Day of Semi-
		Purchase		Purchase	Stated	Effective	Annual Interest	Maturity
	Issue Date	Price	Discount(3)	Price	Rate	Rate(4)	Payments	Date
2008 Notes(1)	March 1998	$100,000	$271	$99,729	7.125%	7.163%	September 1998	March 2008
2004 Notes(1)(5)	June 1999	100,000	392	99,608	8.125%	7.547%	December 1999	June 2004
2010 Notes(1)	September 2000	20,000	126	19,874	8.500%	8.595%	March 2001	September 2010
2012 Notes(1)	June 2002	50,000	287	49,713	7.750%	7.833%	December 2002	June 2012
2014 Notes(1)(2)(6)	June 2004	150,000	440	149,560	6.250%	5.910%	June 2004	June 2014

(1)	The proceeds from the note issuance were used to pay down outstanding indebtedness of the Company’s Credit Facility.
(2)	The proceeds from the note issuance were used to repay the obligation of the 2004 Notes.
(3)	The note discounts are amortized to interest expense over the respective term of each debt obligation using the effective interest method.
(4)	Includes the effects of the discount, treasury lock gain and swap gain (as applicable).
(5)	The Company entered into a treasury rate lock agreement which fixed a treasury rate of 5.1854% on a notional amount of $92,000,000. Upon issuance of the 2004 Notes, the Company terminated the treasury rate lock agreement resulting in a gain of $2,679,000. The gain was deferred and amortized as an adjustment to interest expense over the term of the 2004 Notes using the effective interest method.
(6)	The Company entered into a forward starting interest rate swap agreement which fixed a swap rate of 4.61% on a notional amount of $94,000,000. Upon issuance of the 2014 Notes, the Company terminated the forward starting interest rate swap agreement resulting in a gain of $4,148,000. The gain has been deferred and is being amortized as an adjustment to interest expense over the term of the 2014 Notes using the effective interest method.

Each issuance of notes is redeemable at the option of the Company, in whole or in part, at a redemption price equal to the sum of (i) the principal amount of the notes being redeemed plus accrued interest thereon through the redemption date and (ii) the make-whole amount, as defined in the respective supplemental indenture notes.

In connection with the debt offerings, the Company incurred debt issuance costs totaling $4,193,000 consisting primarily of underwriting discounts and commissions, legal and accounting fees, rating agency fees and printing expenses. Debt issuance costs have been deferred and are being amortized over the term of the respective notes using the effective interest method.

In accordance with the terms of the indenture, pursuant to which the Company’s notes have been issued, the Company is required to meet certain restrictive financial covenants, which, among other things, require the Company to maintain (i) certain leverage ratios and (ii) certain interest coverage. At December 31, 2004, the Company was in compliance with those covenants. In the event that the Company violates any of the certain restrictive financial covenants, its access to the debt or equity markets may become impaired.

In November 2001, the Company entered into an unsecured $70,000,000 term note (“Term Note”), due November 30, 2004, to finance the acquisition of Captec Net Lease Realty, Inc. (“Captec”) and for the repayment of indebtedness and related expenses in connection therewith. As of December 31, 2003, the Term Note had an outstanding principal balance of $20,000,000. The Term Note bore interest at a rate of 175 basis points above LIBOR. In November 2004, the Company used proceeds from the Credit Facility to repay the obligation of the Term Note.

In December 2001, the Company issued 4,349,918 shares of common stock and 1,999,974 shares of Series A Preferred Stock in connection with the acquisition of Captec (see “Results of Operations – Merger Transactions”). Holders of the Series A Preferred Stock are entitled to receive, when and as authorized by the board of directors, cumulative preferential cash distributions at the rate of nine percent of the $25.00 liquidation preference per annum (equivalent to a fixed annual amount of $2.25 per share). The Series A Preferred Stock ranks senior to the Company’s common stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company. The Company may redeem the Series A Preferred Stock on or after December 31, 2006, in whole or from time to time in part, for cash, at a redemption price of $25.00 per share, plus all accumulated and unpaid distributions.

In 2002, as a result of the appraisal action arising out of the Captec merger (see “Results of Operations – Merger Transactions”), the Company reduced the number of common and Series A Preferred Stock shares issued and outstanding by 474,037 and 217,950, respectively. In 2003, the Company further reduced the number of common and Series A Preferred Stock shares issued and outstanding by 823 and 379, respectively. In 2004, the Company further reduced the number of common and Series A Preferred Stock shares issued and outstanding by 51 and 56, respectively. The reduction in shares represent the number of shares that would have been issued to the plaintiffs had they accepted the original merger consideration. As of December 31, 2002, the Company had recorded the value of these shares at the original consideration share price in addition to the cash portion of the original merger consideration as other liabilities totaling $13,278,000. In 2003, the Company used proceeds from its Credit Facility to fund the settlement of the appraisal action.

In May 2003, the Company filed a shelf registration statement with the Securities and Exchange Commission, which permits the issuance by the Company of up to $600,000,000 in debt and equity securities (which includes approximately $89,637,000 of unissued debt and equity securities under the Company’s previous shelf registration statement).

In July 2003, the Company filed a prospectus supplement to its shelf registration statement and issued 5,600,000 shares of common stock and received gross proceeds of $100,800,000. In connection with this offering, the Company incurred stock issuance costs totaling approximately $5,374,000, consisting primarily of underwriters’ commissions and fees, legal and accounting fees and printing expenses. Net proceeds from the offering were used to fund a portion of the acquisition of the DC Office Properties (see “Results of Operations – Property Analysis – Real Estate Held for Investment”).

In August 2003, the Company filed a prospectus supplement to its shelf registration statement and issued 10,000 shares of Series B Convertible Preferred Stock and received gross proceeds of $25,000,000. In connection with this offering, the Company incurred stock issuance costs totaling approximately $687,000, consisting primarily of placement fees and legal and accounting fees. The Series B Convertible Preferred Stock is convertible at the option of the holder into 1,293,996 shares of the Company’s common stock on and after the first anniversary from the date on which the shares were issued. Holders of the Series B Convertible Preferred Stock are entitled to receive, when and as authorized by the board of directors, cumulative preferential cash distributions at the rate of 6.70 percent of the $2,500.00 liquidation preference per annum (equivalent to a fixed annual amount of $167.50 per share). The Series B Convertible Preferred Stock ranks pari passu with the Series A Preferred Stock and senior to the Company’s common stock with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company. The Company may redeem the Series B Convertible Preferred Stock on or after August 13, 2008, in whole or from time to time in part, for cash, at a redemption price of $2,500.00 per share, plus all accumulated and unpaid distributions. Net proceeds from the offering were used to pay down outstanding indebtedness of the Company’s Credit Facility.

In December 2003, the Company filed a prospectus supplement to its shelf registration statement and issued 3,250,000 shares of common stock and received gross proceeds of $56,517,000. In addition, the Company issued an additional 487,500 shares of common stock in connection with the underwriters’ over-allotment option and received gross proceeds of $8,478,000. In connection with these offerings, the Company incurred stock issuance costs totaling approximately $671,000, consisting primarily of underwriters’ commissions and fees, legal and accounting fees and printing expenses. Net proceeds from these offerings were used to pay down outstanding indebtedness of the Company’s Credit Facility.

Financing Lease Obligation. In July 2004, the Company sold five investment properties for approximately $26,041,000 and subsequently leased back the properties under a 10-year financing lease obligation. The Company may repurchase one or more of the properties subject to put and call options included in the financing lease. In accordance with the provisions of SFAS No. 66, “Accounting for Sales of Real Estate,” the Company has recognized this as a financing transaction. The 10-year financing lease bears an interest rate of 5.00% annually with monthly interest payments of $109,000 and expires in June 2014 unless either the put or call option is exercised. The Company used the proceeds from two properties to reinvest in other Investment Properties and the remaining proceeds to pay down outstanding indebtedness of the Company’s Credit Facility.

Compensation Plan Equity Issuances. The Company believes that equity-based or equity-related compensation is an important element of overall compensation for the Company. Such compensation advances the interest of the Company by encouraging, and providing for, the acquisition of equity interests in the Company by directors, officers and other key associates, thereby aligning their interests with stockholders and providing them with a substantial motivation to enhance stockholder value.

Pursuant to the Company’s 2000 Performance Incentive Plan, the Company has granted and issued shares of restricted stock to certain officers and directors of the Company. The following information is a summary of the restricted stock grants for the years ended December 31, 2004, 2003 and 2002:

			Number of	Shares are
		Annual	Years for	100% Vested
	Shares	Vesting Rate	Vesting	on
Officers:
June 2002	58,000	15% - 30%	5	January 1, 2007

March 2003	40,407	25%	4	January 1, 2007

March 2003	30,000	15% - 30%	5	January 1, 2008

April 2004	100,000	20%	4	January 1, 2008

April 2004	35,000	20%	5	January 1, 2009

April 2004	50,211	14.3%	6	January 1, 2010

September 2004	15,000	14.3%	6	January 1, 2011

Total issued	328,618

Directors:
June 2002	6,000	50%	2	January 1, 2004

June 2003	6,000	50%	2	January 1, 2005

August 2004	4,500	50%	2	January 1, 2006

December 2004	868	50%	2	January 1, 2006

Total issued	17,368

During 2004 and 2003, the Company cancelled 29,926 and 5,950, respectively, shares of restricted stock.

Investments in Unconsolidated Affiliates. In September 1997, the Company entered into a partnership, Net Lease Institutional Realty, L.P. (the “Partnership”), with the Northern Trust Company, as Trustee of the Retirement Plan for the Chicago Transit Authority Employees (“CTA”). Under the terms of the limited partnership agreement of the Partnership, CTA had the right to convert its 80 percent limited partnership interest into shares of the Company’s common stock. In October 2003, CTA exercised that right, and, based on the terms of and calculation defined in the limited partnership agreement, the Company issued 953,551 shares of common stock to CTA in a private transaction in February 2004 in exchange for CTA’s 80 percent limited partnership interest, increasing the Company’s ownership in the Partnership to 100 percent. Prior to CTA’s exercise, the Company accounted for its 20 percent interest in the Partnership under the equity method of accounting. Net income and losses of the Partnership were allocated to the partners in accordance with their respective percentage interest in the Partnership’s term.

The Company has entered into five limited liability company (“LLC”) agreements (collectively, “CCMH LLCs”) with Orange Avenue Mortgage Investments, Inc. (“OAMI”), formerly known as CNL Commercial Finance, Inc. Each of the LLCs holds an interest in mortgage loans and is 100 percent equity financed. The Company holds a non-voting and non-controlling interest in each of the LLCs and accounts for its investment under the equity method of accounting. The following table summarizes each of the investments as of December 31, 2004:

		Investment
Date of Agreement	LLC Agreement	Interest
June 2001	CCMH I, LLC	42.7%
December 2001	CCMH II, LLC	44.0%
June 2002	CCMH III, LLC	36.7%
December 2002	CCMH IV, LLC	38.3%
July 2003	CCMH V, LLC	38.4%

In 2003, in connection with a loan to OAMI, the Company pledged a portion of its interest in two of the LLC’s as partial collateral for the loan.

In May 2002, the Company purchased a combined 25 percent partnership interest for $750,000 in CNL Plaza, Ltd. and CNL Plaza Venture, Ltd. (collectively, “Plaza”), which owns a 346,000 square foot office building and an interest in an adjacent parking garage. Affiliates of James M. Seneff, Jr. and Robert A. Bourne, each members of the Company’s board of directors, own the remaining partnership interests. Since November 1999, the Company has leased its office space from Plaza. The Company’s lease expires in October 2014. In addition, the Company has severally guaranteed 41.67 percent of a $15,500,000 promissory note on behalf of Plaza. The maximum obligation of the Company is $6,458,000 plus interest. Interest accrues at a rate of LIBOR plus 200 basis points per annum on the unpaid principal amount. This guarantee shall continue through the loan maturity, which was extended from the original maturity of November 2004 to May 2005. Plaza intends to refinance the promissory note in 2005.

Notes Receivable. Structured finance agreements are typically loans secured by a pledge of ownership interests in the borrowers (or their subsidiaries) that own the underlying real estate. These agreements are typically subordinated to senior loans secured by first mortgages encumbering the underlying real estate. Subordinated positions are generally subject to a higher risk of nonpayment of principal and interest than the more senior loans.

In 2004 and 2003, the Company made structured finance investments of $6,857,000 and $43,433,000, respectively. As of December 31, 2004, the structured finance investments bear a weighted average interest rate of 14.3% per annum, of which 12.5% is payable monthly and the remaining 1.8% accrues and is due at maturity. The principal balance of each structured finance investment is due in full at maturity, which range between November 2006 and November 2007. The structured finance investments are secured by the borrowers’ pledge of their respective membership interests in the certain subsidiaries which own real estate. In December 2004, the Company received $20,900,000 in principal payments and a $418,000 prepayment fee. As of December 31, 2004 and 2003, the outstanding receivable balance of the structured finance investments was $29,390,000 and $43,433,000, respectively.

In January 2005, the Company received $3,935,000 in principal payments; the outstanding receivable balance of the remaining structured finance agreements was $25,455,000 with a weighted average interest rate of 11.8% per annum.

Results of Operations

Critical Accounting Policies and Estimates.

In response to the SEC’s Release Numbers 33-8040, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies,” and 33-8056, “Commission Statement About Analysis of Financial Condition and Results of Operations,” the Company’s management has identified the following critical accounting policies that affect the more significant judgments and estimates used in the preparation of the Company’s consolidated financial statements. The preparation of the Company’s consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and judgments on assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an ongoing basis, management evaluates its estimates and judgments. A summary of the Company’s accounting policies and procedures are included in Note 1 of the Company’s consolidated financial statements. Management believes the following critical accounting policies among others affect its more significant judgment of estimates used in the preparation of the Company’s consolidated financial statements.

Real Estate Held for Investment and Lease Accounting. The Company records the acquisition of real estate at cost, including acquisition and closing costs. The cost of properties developed by the Company includes direct and indirect costs of construction, property taxes, interest and other miscellaneous costs incurred during the development period until the project is substantially complete and available for occupancy.

Real estate is generally leased to tenants on a net lease basis, whereby the tenant is responsible for all operating expenses relating to the property, including property taxes, insurance, maintenance and repairs. The leases are accounted for using either the operating or the direct financing method. Such methods are described below:

Operating method – Leases accounted for using the operating method are recorded at the cost of the real estate. Revenue is recognized as rentals are earned and expenses (including depreciation) are charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives (generally 35 to 40 years). Leasehold interests are amortized on the straight-line method over the terms of their respective leases. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease. Accrued rental income is the aggregate difference between the scheduled rents which vary during the lease term and the income recognized on a straight-line basis.

Direct financing method – Leases accounted for using the direct financing method are recorded at their net investment (which at the inception of the lease generally represents the cost of the property). Unearned income is deferred and amortized into income over the lease terms so as to produce a constant periodic rate of return on the Company’s net investment in the leases.

The Company periodically assesses its real estate assets for possible impairment when certain events or changes in circumstances indicate that the carrying value of the asset, including any accrued rental income, may not be recoverable. Management considers current market conditions and tenant credit analysis in determining whether the recoverability of the carrying amount of an asset should be assessed. When an assessment is warranted, management determines whether an impairment in value has occurred by comparing the estimated future cash flows (undiscounted and without interest charges), including the residual value of the real estate, with the carrying cost of the individual asset. If an impairment is indicated, a loss will be recorded for the amount by which the carrying value of the asset exceeds its fair value.

Intangible Assets. In connection with real estate acquisitions, value is assigned to tangible and other intangible assets. These other intangible assets are computed by valuing the property on an as-if-vacant basis and subtracting from the total acquisition cost the sum of the (i) as-if-vacant value, (ii) contractual to market value rent and (iii) value assigned to in-place leases. Deferred revenue or deferred assets recorded in connection with the contractual to market rent value for acquired properties are amortized into rental revenue over the life of the leases. The value assigned to in-place leases is amortized over the life of the leases.

Real Estate Held for Sale. Services acquires, develops and currently owns properties that it intends to sell. The properties that are classified as held for sale at any given time may consist of properties that have been acquired in the marketplace with the intent to resell the properties that have been, or are currently being, constructed by Services. Services’ records the acquisition of the real estate at cost, including the acquisition and closing costs. The cost of the real estate developed by Services includes direct and indirect costs of construction, interest and other miscellaneous costs incurred during the development period until the project is substantially complete and available for occupancy. The asset is not depreciated. In accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” Services classifies its real estate held for sale as discontinued operations when rental revenues are generated.

When real estate held for sale is disposed of, the related costs are removed from the accounts and gains and losses from the dispositions are reflected in earnings.

Income Taxes. The Company has made an election to be taxed as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended, and related regulations. The Company generally will not be subject to federal income taxes on amounts distributed to stockholders, providing it distributes at least 90 percent of its real estate investment trust taxable income and meets certain other requirements for qualifying as a REIT. For each of the years in the three-year period ended December 31, 2004, the Company believes it has qualified as a REIT. Not withstanding the Company’s qualification for taxation as a real estate investment trust, the Company is subject to certain state taxes on its income and real estate.

Effective January 1, 2001, Commercial Net Lease Realty, Inc. elected for Services to be treated as a TRS pursuant to the provisions of the REIT Modernization Act. As a TRS, Services is able to engage in activities resulting in income that previously would have been disqualified from being eligible REIT income under the federal income tax regulations. As a result, certain activities of the Company which occur within Services are therefore subject to federal and state income taxes. All provisions for federal income taxes in the accompanying consolidated financial statements are attributable to Services.

Income taxes are accounted for under the asset and liability method as required by SFAS No. 109, “Accounting for Income Taxes.” Deferred tax assets and liabilities are recognized for the temporary differences based on estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Use of Estimates. Additional critical accounting policies of the Company include management’s estimates and assumptions relating to the reporting of assets and liabilities, revenues and expenses and the disclosure of contingent assets and liabilities to prepare the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America. Additional critical accounting policies include management’s estimates of the useful lives used in calculating depreciation expense relating to the Company’s real estate assets, the recoverability of the carrying value of long-lived assets, the collectibility of receivables from tenants, including accrued rental income, and capitalized overhead relating to development projects. Actual results could differ from those estimates.

Property Analysis

Property Analysis – Real Estate Held for Investment

General. As of December 31, 2004, the Company owned 362 Investment Properties that are leased to established tenants, including Academy, Barnes & Noble, Best Buy, Borders, CVS, Eckerd, OfficeMax, The Sports Authority, United Rentals and the United States of America. Approximately 97 percent of the gross leaseable area of the Company’s portfolio of Investment Properties was leased at December 31, 2004. The following table summarizes the Company’s portfolio of Investment Properties as of December 31:

	2004	2003	2002
Investment Properties Owned:
Number	362	348	350
Total gross leaseable area (square feet)	8,542,000	7,907,000	6,655,000
Investment Properties Leased:
Number	351	337	330
Total gross leaseable area (square feet)	8,322,000	7,669,000	6,293,000
Percent of total gross leaseable area	97%	97%	94%
Weighted average remaining lease term (years)	10	11	12

The Company regularly evaluates its (i) portfolio of Investment Properties, (ii) financial position, (iii) market opportunities and (iv) strategic objectives and, based on certain factors, may decide to acquire or dispose of a given property or portfolio of properties.

Property Acquisitions. Property acquisitions are typically funded using funds from the Company’s revolving credit facility, proceeds for debt or equity offerings and to a lesser extent, proceeds generated from like-kind exchange transactions. The following table summarizes the Investment Property acquisitions for each of the years ended December 31:

	2004	2003	2002
Acquisitions:
Number of Investment Properties	36	23	9
Gross leaseable area (square feet)	825,000	1,439,000	267,000
Construction projects:
Properties completed	-	1	1
Gross leaseable area (square feet)	-	14,000	14,000
Tenant improvements Number of Investment Properties	4	9	7
Total dollars invested	$139,303,000	$212,317,000	$45,541,000

In August 2003, the Company acquired the DC Office Properties. Pursuant to the lease agreement, the Company has agreed to fund $27,322,000 for building and tenant improvements, of which $23,850,000 had been funded as of December 31, 2004. The Company anticipates funding the additional costs, which are anticipated to be substantially complete by June 30, 2005, from borrowings under the Company’s Credit Facility. The properties include two office buildings containing an aggregate of 555,000 rentable square feet and a two-level garage with approximately 1,000 parking spaces.

Property Dispositions. The Company typically uses property sales proceeds to either (i) pay down the outstanding indebtedness of the Company’s Credit Facility or (ii) reinvest in real estate. The following table summarizes the properties held for investment sold by the Company for each of the years ended December 31:

	2004	2003	2002
Number of properties	20	14	19
Gross leaseable area	155,000	345,000	408,000
Net sales proceeds	$32,444,000	$25,023,000	$29,928,000
Net gain	$2,452,000	$161,000	$256,000

During 2004 and 2003, the Company used the proceeds from the dispositions to pay down the outstanding indebtedness of the Company’s Credit Facility.

During 2002, the Company reinvested the proceeds from three of the investment properties sold to reinvest in additional Investment Properties and the proceeds from the sale of the remaining 16 investment properties to pay down the outstanding indebtedness of the Company’s Credit Facility.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company has classified its investment properties sold during the years ended December 31, 2004, 2003 and 2002, as discontinued operations. In addition, the Company has classified one leasehold interest that expired during the year ended December 31, 2004 as discontinued operations. The Company has also classified revenues and expenses related to the four Investment Properties sold during the quarter ended March 31, 2005 and the one Investment Property held for sale at March 31, 2005, as discontinued operations. All Investment Properties sold subsequent to December 31, 2001, the effective date of SFAS No. 144, have been reclassified to discontinued operations.

Property Analysis – Real Estate Held for Sale

General. The Company’s real estate held for sale is operated through Services, which directly and indirectly, through investment interests, acquires and develops real estate primarily for the purpose of selling the real estate to purchasers who are looking for replacement like-kind exchange property or to other purchasers with different investment objectives. The following summarizes the Company’s real estate held for sale as of December 31:

	2004	2003	2002
Number of properties held for sale:
Completed Inventory Properties	10	6	15
Properties under construction	7	5	3
Land parcels	4	4	1

Total	21	15	19

Property Acquisitions. Inventory Property acquisitions are typically funded using funds from the Company’s credit facility and proceeds from debt or equity offerings.

The following table summarizes the Inventory Property acquisitions for each of the years ended December 31:

	2004	2003	2002
Acquisitions:
Number of properties	33	23	13
Dollars invested	$48,318,000	$38,836,000	$11,672,000
Completed construction:
Number of properties	8	8	9
Dollars invested	$26,366,000	$23,169,000	$23,178,000
Total dollars invested in real estate held for sale	$76,647,000	$63,469,000	$30,875,000

Property Dispositions. The following table summarizes the number of inventory properties sold and the corresponding gain recognized from the disposition of real estate held for sale included in earnings from continuing and discontinued operations for each of the years ended December 31 (dollars in thousands):

	2004		2003		2002
	# of		# of		# of
	Properties	Gain	Properties	Gain	Properties	Gain
Continuing operations	7	$4,700	3	$3,247	4	$1,290
Discontinued operations:
Gain		17,885		7,891		4,489
Intersegment eliminations		817		1,037		1,966

		18,702		8,928		6,455
Minority interest		(6,422)		(986)		-

Total discontinued operations	17	12,280	26	7,942	21	6,455

	24	$16,980	29	$11,189	25	$7,745

During the years ended December 31, 2004, 2003 and 2002, the Company used the proceeds from the sale of the inventory properties to pay down the outstanding indebtedness of the Company’s Credit Facility.

Merger Transactions

In December 2001, the Company acquired 100 percent of Captec, a publicly traded real estate investment trust, which owned 135 freestanding, net lease properties located in 26 states. Captec shareholders received $11,839,000 in cash, 4,349,918 newly issued shares of the Company’s common stock and 1,999,974 newly issued Series A Preferred Stock (see “Capital Resources – Debt and Equity Securities”). Under the purchase method of accounting, the acquisition price of $124,722,000 was allocated to the assets acquired and liabilities assumed at their fair values. No goodwill was recorded in connection with the acquisition. The merger was unanimously approved by both the Company’s and Captec’s board of directors and Captec’s shareholders. This transaction increased funds from operations, increased diversification, produced cost savings from opportunities for economies of scale and operating efficiencies and enhanced the Company’s capital markets profile.

In January 2002, beneficial owners of shares of Captec stock held of record by Cede & Co. who alleged that they did not vote for the merger (and who alleged that they caused a written demand for appraisal of their Captec shares to be served on Captec), filed in the Chancery Court of the State of Delaware in and for New Castle County a Petition for Appraisal of Stock (“Appraisal Action”). The Appraisal Action alleged that 1,037,946 shares of Captec dissented from the merger and sought to require the Company to pay to all Captec stockholders who demanded appraisal of their shares the fair value of those shares, with interest from the date of the merger. As a result of this action, the plaintiffs were not entitled to receive the Company’s common and Series A Preferred Stock as offered in the original merger consideration. Accordingly, the Company reduced the number of common and Series A Preferred Stock shares issued and outstanding by 474,037 and 217,950, respectively, which represents the number of shares that would have been issued to the plaintiffs had they accepted the original merger consideration. In 2003, the Company further reduced the number of common and Series A Preferred Stock shares issued and outstanding by 823 and 379, respectively. In 2004, the Company further reduced the number of common and Series A Preferred Stock shares issued and outstanding by 51 and 56, respectively. As of December 31, 2002, the Company had recorded the value of these shares at the original consideration share price in addition to the cash portion of the original merger consideration as other liabilities totaling $13,278,000. In February 2003, the Company entered into a settlement agreement with the beneficial owners of the 1,037,946 dissenting shares (including the petitioners in the Appraisal Action) which required the Company to pay $15,569,000 which approximated the value of the original merger consideration (which included cash, common stock and Series A Preferred Stock shares) at the time of the litigation settlement plus the dividends that would have been paid if the shares had been issued at the time of the merger. The Company used proceeds from its Credit Facility to fund the settlement of the legal action. In February 2003, the parties filed a stipulation and order of dismissal and the Court entered the order of dismissal, dismissing the Appraisal Action with prejudice.

Anticipated Merger

In January 2005, the Company entered into an agreement with National Properties Corporation (“NAPE”), which provided that NAPE would merge with and into a subsidiary of the Company. At the time of the merger agreement, NAPE owned 43 properties located in 12 states which were leased to 17 tenants. If the acquisition is consummated, the Company will issue approximately 1,637,000 shares of common stock to holders of NAPE common stock. Total consideration for the merger transaction is estimated to be approximately $61,000,000 based on the Company’s closing stock price on the date of the merger agreement. Completion of the merger is subject to customary closing conditions, including the approval of the holders of a majority of the outstanding shares of NAPE common stock. The Company has entered into a shareholders’ agreement with the holders of approximately 53 percent of the outstanding NAPE common stock whereby these holders have agreed to vote in favor of the merger. However, the Company may terminate the merger agreement if a majority of the NAPE shareholders who are not bound by the shareholders’ agreement do not approve the merger. The merger does not require approval by the Company’s shareholders. The Company anticipates that the merger will be completed not later than the second quarter of 2005.

Revenue From Operations Analysis

General. During the year ended December 31, 2004, the Company’s rental income increased primarily due to the acquisition of DC Office Properties in August 2003 and other Investment Properties (See “Results of Operations – Property Analysis – Real Estate Held For Investment – Property Acquisitions”) and maintaining an occupancy rate of 97 percent at December 31, 2004 and 2003. The Company anticipates any significant increase in rental income will continue to come primarily from additional property acquisitions.

The following summarizes the Company’s revenues (dollars in thousands):

	2004		2003		2002
		Percent		Percent		Percent
		of Total		of Total		of Total
Rental income(1)	$109,139	85.7%	$90,215	89.4%	$76,607	92.9%
Real estate expense reimbursement from tenants	5,756	4.5%	5,031	5.0%	2,847	3.4%
Gain on disposition of real estate held for sale	4,700	3.7%	3,247	3.2%	1,290	1.6%
Interest and other income from real estate transactions	7,698	6.1%	2,366	2.4%	1,757	2.1%

Total revenue from continuing operations	$127,293	100.0%	$100,859	100.0%	$82,501	100.0%

(1)	Includes rental income from operating leases, earned income from direct financing leases and contingent rental income from continuing operations (“Rental Income”).

Revenue From Operations Analysis by Source of Income. The Company has identified two primary business segments, and thus, sources of revenue: (i) earnings from real estate held for investment and (ii) earnings from real estate held for sale. Breaking down revenues into the Company’s two primary operating segments of revenue shows that revenues are historically consistent. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision makers in deciding how to allocate resources and in assessing performance. The following table summarizes the revenues from continuing operations (dollars in thousands):

	2004		2003		2002
		Percent		Percent		Percent
		of Total		of Total		of Total
Real estate, held for investment	$122,358	96.1%	$97,005	96.2%	$80,641	97.7%
Real estate, held for sale	4,935	3.9%	3,854	3.8%	1,860	2.3%

Total revenue from continuing operations	$127,293	100.0%	$100,859	100.0%	$82,501	100.0%

The Company evaluates its ability to pay dividends to stockholders by considering the combined effect of income from continuing and discontinued operations.

Comparison of Year Ended December 31, 2004 to Year Ended December 31, 2003. Rental Income increased 21.0 percent for the year ended December 31, 2004, as compared to the year ended December 31, 2003, primarily due to the addition of an aggregate gross leaseable area of 825,000 square feet to the Company’s portfolio resulting from the acquisition of 36 Investment Properties during the year ended December 31, 2004 and the addition of 24 Investment Properties with an aggregate gross leaseable area of 1,453,000 during the year ended December 31, 2003. However, this increase is partially offset by the investment property dispositions during the years ended December 31, 2004 and 2003.

Real estate expense reimbursements from tenants increased 14.4 percent for the year ended December 31, 2004, as compared to the year ended December 31, 2003, primarily due to the addition of properties that reimburse for expenses, see “Results of Operations – Property Analysis – Real Estate Held for Investment”.

The gain on disposition of real estate held for sale included in continuing operations, increased 44.8 percent for the year ended December 31, 2004, as compared to the year ended December 31, 2003, primarily due to the increase in gross margin on sales of inventory properties. During the year ended December 31, 2004, the Company disposed of seven inventory properties and recognized a gain of $4,700,000 compared to three inventory properties for a $3,247,000 gain for the year ended December 31, 2003.

Interest and other income from real estate transactions increased 225.4 percent for the year ended December 31, 2004 as compared to the year ended December 31, 2003, primarily due to the interest earned on the $50,290,000 structured finance investments entered into since October 2003. However, this increase was partially offset by a decrease in development fees.

Comparison of Year Ended December 31, 2003 to Year Ended December 31, 2002. Rental Income increased 17.8 percent for the year ended December 31, 2003 due to a three percent increase in the Company’s Investment Property portfolio occupancy rate (97 percent at December 31, 2003 versus 94 percent at December 31, 2002) and the addition of 24 Investment Properties with an aggregate gross leaseable area of 1,453,000 square feet and the completed tenant improvements on nine Investment Properties. However, this increase is partially offset by the investment property dispositions during the years ended December 31, 2003 and 2002.

Real estate expense reimbursements from tenants increased 76.7 percent for the year ended December 31, 2003, as compared to the year ended December 31, 2002, primarily due to the addition of properties and the addition of real estate expenses reimbursed by tenants from the DC Office Properties, see “Property Analysis – Real Estate Held for Investment”.

The gain on disposition of real estate held for sale included in continuing operations, increased 151.6 percent, as compared to the year ended December 31, 2002, primarily due to the increase in gross margin on sales of inventory properties. During the year ended December 31, 2003, the Company disposed of three inventory properties and recognized a gain of $3,247,000 compared to four inventory properties for a $1,290,000 gain for the year ended December 31, 2002.

Interest and other income from real estate transactions increased 34.7 percent for the year ended December 31, 2003, compared to the year ended December 31, 2002. This increase was primarily attributable to (i) the $45,200,000 structured finance investment entered into in October 2003, and (ii) an increase in development fees. However, the increase was partially offset by a decrease in mortgage interest income.

Expense Analysis

General. During 2004 operating expenses increased primarily as a result of the acquisition of additional properties but remained generally proportionate to the Company’s total revenue. The following summarizes the Company’s expenses (dollars in thousands):

	2004		2003		2002
		Percent		Percent		Percent
		of Total		of Total		of Total
General and administrative	$22,996	41.4%	$21,686	48.8%	$16,317	49.5%
Real estate	12,021	21.7%	7,269	16.4%	4,270	13.0%
Depreciation and amortization	16,728	30.2%	13,054	29.4%	10,745	32.6%
Provision for loss on impairment of real estate	-	0.0%	-	0.0%	1,613	4.9%
Dissenting shareholders’ settlement	-	0.0%	2,413	5.4%	-	0.0%
Transition costs	3,741	6.7%	-	0.0%	-	0.0%

Total operating expenses from continuing operations	$55,486	100.0%	$44,422	100.0%	$32,945	100.0%

Comparison of Year Ended December 31, 2004 to Year Ended December 31, 2003. In general, operating expenses increased 24.9 percent for the year ended December 31, 2004, over the year ended December 31, 2003, but decreased as a percentage of total revenues by 0.4 percent to 43.6 percent.

General and administrative expenses increased 6.0 percent for the year ended December 31, 2004, but decreased as a percentage of total revenues by 3.4 percent to 18.1 percent. General and administrative expenses increased for the year ended December 31, 2004, primarily as a result of increases in expenses related to personnel. In addition, expenses related to professional services provided to the Company increased for the year ended December 31, 2004. For the year ended December 31, 2004, this increase is partially offset by a decrease in state taxes paid by the Company.

Real estate expenses increased 65.4 percent for the year ended December 31, 2004, and increased as a percentage of total revenues by 2.2 percent to 9.4 percent. Real estate expenses for the year ended December 31, 2004, increased primarily due to the August 2003 acquisition of the DC Office Properties. The DC Office Properties lease and the revenues related to such real estate expenses are included in real estate expense reimbursement from tenants. Real estate expenses related to the DC Office Properties were 61.0 and 52.2 percent, respectively, of total real estate expenses for the years ended December 31, 2004 and 2003, respectively. In addition, real estate expenses on vacant properties increased for the year ended December 31, 2004.

Depreciation and amortization expense increased 28.1 percent for the year ended December 31, 2004, and increased 0.2 percent to 13.1 percent of total revenues for the year ended December 31, 2004. The increase in depreciation and amortization expense for the year ended December 31, 2004, is primarily attributable (i) the depreciation on the acquisition of 36 additional Investment Properties and the tenant improvements on four Investment Properties since December 31, 2003, and (ii) the amortization of additional lease costs. The increase is partially offset by a decrease in the amortization of debt costs and the decrease in depreciation resulting from the disposition of 21 and 14 investment properties during each of the years ended December 31, 2004 and 2003, respectively.

During the year ended December 31, 2003, the Company recorded a dissenting shareholders’ settlement expense of $2,413,000 related to the lawsuit that arose as a result of the merger with Captec in December 2001. (See “Results of Operations – Merger Transactions”).

During the year ended December 31, 2004, the Company recorded transition costs of $3,741,000, including severance, accelerated vesting of restricted stock and recruitment costs in connection with the appointment of Craig Macnab as Chief Executive Officer in February 2004, and the resignation of Gary M. Ralston as President and Chief Operating Officer in May 2004.

Comparison of Year Ended December 31, 2003 to Year Ended December 31, 2002. Operating expenses increased 34.8 percent for the year ended December 31, 2003 over the year ended December 31, 2002, and increased as a percentage of total revenues by 4.1 percent to 44.0 percent.

General and administrative expenses increased 32.9 percent for the year ended December 31, 2003, and increased as a percentage of total revenues by 1.7 percent to 21.5 percent. General and administrative expenses increased for the year ended December 31, 2003 primarily as a result of (i) increases in expenses related to personnel costs, (ii) increases in expenses related to professional services provided to the Company, and (iii) increases in state taxes.

Real estate expenses increased 70.2 percent for the year ended December 31, 2003 primarily due to the August 2003 acquisition of the DC Office Properties, increasing as a percentage of total revenues by 2.0 percent to 7.2 percent. The DC Office Properties lease and the revenues related to such real estate expenses are included in real estate expense reimbursements from tenants. Real estate expenses related to the DC Office Properties were 52.2 percent of total real estate expenses for the year ended December 31,

2003. The increase in real estate expenses was partially offset by an increase in the Company’s occupancy rate to 97 percent at December 31, 2003 from 94 percent at December 31, 2002.

Depreciation and amortization expense increased 21.5 percent for the year ended December 31, 2003, but decreased as a percentage of total revenues by 0.1 percent to 12.9 percent for the year ended December 31, 2003. The increase in depreciation and amortization expense for the year ended December 31, 2003 is primarily attributable to (i) the depreciation on acquisition of and tenant improvements on additional Investment Properties in 2003, (ii) the amortization of loan costs related to the amended Credit Facility and the Term Note, and (iii) the amortization of additional lease costs.

The Company recorded no loss on impairment of real estate during 2003. The Company recorded a provision for loss on impairment of real estate of $1,613,000 and $1,672,000 in continuing operations and discontinued operations, respectively, in the year ended December 31, 2002. The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Generally, the Company makes a provision for impairment loss if estimated future operating cash flows plus estimated disposition proceeds are less than the current book value. Impairment losses are measured as the amount by which the current book value of the asset exceeds the estimated fair value of the asset.

During the year ended December 31, 2003, the Company recorded a dissenting shareholders’ settlement expense of $2,413,000 related to the Appraisal Action that arose as a result of the merger with Captec in December 2001. (See “Results of Operations – Merger Transactions”).

Analysis of Other Expenses and Revenues

General. During the year ended December 31, 2004, interest and other income and interest expense increased with the acquisition of additional properties but remained generally proportionate to the Company’s total revenue and expenses. The following summarizes the Company’s other expenses (revenues) from continuing operations (dollars in thousands):

	2004		2003		2002
		Percent		Percent		Percent
		of Total		of Total		of Total
Interest and other income	$(3,808)	-13.3%	$(3,345)	-14.4%	$(3,890)	-18.4%
Interest expense	32,381	113.3%	26,629	114.4%	25,034	118.4%

Total other expenses (revenues) from continuing operations	$28,573	100.0%	$23,284	100%	$21,144	100%

Comparison of Year Ended December 31, 2004 to Year Ended December 31, 2003. In general, other expenses (revenues) increased 22.7 percent for the year ended December 31, 2004, over the year ended December 31, 2003, but decreased as a percentage of total revenues by 0.7 percent to 22.4 percent.

Interest expense increased 21.6 percent for the year ended December 31, 2004, but decreased as a percentage of total revenues by 1.0 percent to 25.4 percent for the year ended December 31, 2004. The increase in interest expense for the year ended December 31, 2004, was primarily attributable to an increase in the long-term fixed rate average debt outstanding of $475,802,000 as of December 31, 2004, including the addition of the $95,000,000 fixed rate mortgage loan entered into in November 2003. However, the increase in interest expense was partially offset by a lower average debt outstanding of $39,869,000 as of December 31, 2004 on the Company’s short-term variable interest rate debt.

Comparison of Year Ended December 31, 2003 to Year Ended December 31, 2002. In general, other expenses (revenues) increased 10.1 percent for the year ended December 31, 2003, over the year ended December 31, 2002, but decreased as a percentage of total revenues by 2.5 percent to 23.1 percent.

Interest and other income decreased 14.0 percent for the year ended December 31, 2003, and decreased as a percentage of total revenues by 1.4 percent to 3.3 percent. Interest and other income decreased for the year ended December 31, 2003, primarily as a result of a decrease of interest earned on a note receivable and a related party line of credit.

Interest expense increased 6.4 percent for the year ended December 31, 2003, but decreased as a percentage of total revenues by 3.9 percent to 26.4 percent for the year ended December 31, 2003. The increase in interest expense for the year ended December 31, 2003, was primarily as a result of refinancing a portion of the Company’s Credit Facility and Term Note to long-term fixed rate debt, including the 2012 Notes and the $21,000,000 fixed rate mortgage loan, both entered into in June 2002 and the addition of the $95,000,000 fixed rate mortgage loan entered into in November 2003, as a means to reduce floating interest rate risk. However, the increase in interest expense was partially offset by a decrease in the average interest rates on the Company’s variable interest rate debt.

Unconsolidated Affiliates

For details on each of the Company’s unconsolidated affiliates, see “Capital Resources – Investments in Unconsolidated Affiliates.”

During the years ended December 31, 2004, 2003 and 2002, the Company recognized equity in earnings of unconsolidated affiliates of $4,724,000, $4,341,000 and $1,800,000, respectively. The increase in equity in earnings of unconsolidated affiliates was primarily attributable to the income earned on investments in mortgage loans.

Earnings from Discontinued Operations

The Company has recorded discontinued operations by the defined Company segments: (i) real estate held for investment and (ii) real estate held for sale. As a result, in accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company classified the revenues and expenses related to its investment properties that were sold and expired leasehold interests subsequent to December 31, 2001, as discontinued operations. The Company has also classified revenues and expenses related to the four Investment Properties sold during the quarter ended March 31, 2005 and the one Investment Property held for sale at March 31, 2005, as discontinued operations. The Company also classified the revenues and expenses of its held for sale properties that were sold and generated rental revenues as discontinued operations. In addition, the Company also classified the revenues and expenses related to the Inventory Properties held for sale as of December 31, 2004, as discontinued operations.

During the years ended December 31, 2004, 2003 and 2002, the Company recognized earnings from discontinued operations of (dollars in thousands):

	# of Sold		# of Sold		# of Sold
	Properties	2004	Properties	2003	Properties	2002
Real estate, held for investment(1)	21	$6,129	14	$6,663	19	$9,208
Real estate, held for sale	17	9,546	26	6,370	21	5,604

	38	$15,675	40	$13,033	40	$14,812

     (1)2004 includes one expired leasehold interest.

The Company occasionally sells investment properties and may reinvest the proceeds of the sales to purchase new properties. The Company evaluates its ability to pay dividends to stockholders by considering the combined effect of income from continuing and discontinued operations.